As filed with the Securities and Exchange Commission on November 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

Anika Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3145961
(State or other jurisdiction of	(I.R.S. Employer Identification No.
incorporation or organization)

32 Wiggins Avenue
Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip code)

_________________________

Anika Therapeutics, Inc. 2021 Inducement Plan

(Full title of the plan)

_________________________

Cheryl R. Blanchard

President and Chief Executive Officer

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, Massachusetts 01730

(781) 457-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Mark L. Johnson		David Colleran
K&L Gates LLP		Anika Therapeutics, Inc.
One Lincoln Street		32 Wiggins Avenue
Boston, MA 02111		Bedford, MA 01730
(617) 261-3260		(781) 457-9261

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value per share	125,000	$41.79	$5,223,750	$484.24
(1)	Consists of shares available for issuance under the registrant’s 2021 Inducement Plan. In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on October 29, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given by Anika Therapeutics, Inc. (the “Company”) to participants in the Company’s 2021 Inducement Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company to participants in the Company’s 2021 Inducement Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this registration statement:

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)	the description of the Company’s common stock set forth in Exhibit 10.1 to Quarterly Report on Form 10-Q filed by Anika Therapeutics, Inc. on November 4, 2021 contained in a registration statement filed under the Exchange Act, together with any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the respective dates of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

K&L Gates LLP has opined as to the legality of the shares of common stock being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Company’s Certificate of Incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Company’s directors for monetary damages for breach of their fiduciary duties as directors. The Company’s Bylaws provide that the Company must indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Anika Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Anika Therapeutics, Inc. on June 6, 2018)
4.2	Bylaws of Anika Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Anika Therapeutics, Inc. on June 6, 2018)
5.1	Opinion of K&L Gates LLP
10.1	Anika Therapeutics, Inc. 2021 Inducement Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Anika Therapeutics, Inc. on November 4, 2021)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9. Undertakings

1.	The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, as of November 5, 2021.

ANIKA THERAPEUTICS, INC.

/s/ Cheryl R. Blanchard
Cheryl R. Blanchard
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Cheryl R. Blanchard and David Colleran, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933 to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cheryl R. Blanchard	Chief Executive Officer, President and Director	November 5, 2021
Cheryl R. Blanchard	(Principal Executive Officer)

/s/ Michael L. Levitz	Chief Financial Officer and Treasurer	November 5, 2021
Michael L. Levitz	(Principal Financial and Accounting Officer)

/s/ Jeffery S. Thompson	Director and Chair of the Board of Directors	November 5, 2021
Jeffery S. Thompson

/s/ Sheryl L. Conley	Director	November 5, 2021
Sheryl L. Conley

/s/ John B. Henneman	Director	November 5, 2021
John B. Henneman

/s/ Raymond J. Land	Director	November 5, 2021
Raymond J. Land

/s/ Glenn R. Larsen	Director	November 5, 2021
Glenn R. Larsen

/s/ Stephen O. Richard	Director	November 5, 2021
Stephen O. Richard

/s/ Susan L.N. Vogt	Director	November 5, 2021
Susan L.N. Vogt